Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the __ day of March, 2021 (the “Effective Date”), by and between Orbsat Corp., a Nevada corporation (the “Company”), and Thomas Seifert (the “Executive”). The Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSTH:

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

Agreement:

1. Term: The term of this Agreement shall start on the Effective Date and end on the one (1) year anniversary of the Effective Date, which will be automatically extended for additional one (1) year terms thereafter unless terminated by the Company or the Executive by written notice to the other Party not later than ninety (90) days prior to the end of the initial term or any extension term, as applicable, subject in all events to early termination pursuant to Section 5 (as so extended or terminated, the “Term”). Notwithstanding any other provisions this Agreement, the Company shall have an obligation to make any payments to Executive for Base Salary and Bonuses, as defined below and as required by this Agreement.

2. Services and Exclusivity of Services: So long as this Agreement shall continue in effect, Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder as assigned by the CEO and the Board of Directors of the Company (the “Board”), to the extent consistent with Section 3, provided that the Company acknowledges that Executive maintains a consulting business which does not conflict or interfere with the services, duties and responsibilities of Executive hereunder, and, as such, the Company does not object to Executive’s continued operation of his consulting business during the Term. Executive shall use Executive’s commercially reasonable efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with the policies established by and under the direction of the CEO and the Board, to the extent consistent with Section 3. Executive agrees to faithfully and diligently promote the business affairs and interests of the Company and its subsidiaries.

3. Duties and Responsibilities: Executive shall serve as the Chief Financial Officer of the Company, with such duties, responsibilities and authority commensurate and consistent with such positions, as may be, from time to time, assigned to him by the CEO and the Board. The Executive shall report directly to the CEO. Executive shall render his services from Parker, Colorado, and will not be required to relocate his residence from Parker, Colorado at any time during the Term hereof. Executive agrees to travel as and to the extent reasonably requested by the Board in connection with the performance of his services hereunder.

Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs (including other future directorships other than serving on the Board of Directors of a competing business) and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered by the Executive to the Company hereunder and do not violate the confidentiality provisions set forth in Section 7 or the non-competition and non-solicitation provisions set forth in Section 8 below. The Company understands and acknowledges, consistent with the foregoing, that Executive currently has other personal passive investment interests in addition to his position hereunder as Chief Financial Officer of the Company.

4. Compensation:

(a) Base Compensation: The Executive’s annual base salary shall be $150,000 per year, (the “Base Salary”), subject to (i) customary periodic review, modification and increase by the Board, (ii) periodic review, modification and increase by the Board in connection with material Company events, including, but not limited to, the Company’s successful listing of the Company’s capital stock on a national securities exchange such as the Nasdaq Capital Markets or the NYSE (the “listing”), as may be delegated by the Board to the Compensation Committee (as defined below) (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time), which such Base Salary shall be paid by the Company to the Executive in accordance with the Company’s customary payroll practices, subject to customary withholding as required by applicable law.

(b) Bonuses: Executive shall be entitled to (A) receive an annual cash bonus in an amount equal to up to 150% of the Base Salary if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”); (B) receive any additional bonuses as determined by the Board; and (C) participate in any other executive compensation plans adopted by the Board.

(c) Additional Benefits: The Company agrees to provide the following “Additional Benefits” to Executive:

(i)	Medical plan coverage for Executive, his spouse and dependents during the Term, if any, at the expense of the Company, with such coverage or comparable coverage to continue following termination of employment hereunder, other than for Cause (as defined below) or without Good Reason (as defined below), as each term is defined in this Agreement in Section 5(d) for the remainder of the Term; provided that during the interim period prior to and until the Company’s obtaining medical plan coverage for its employees, Executive shall receive $1,000 per month in lieu of medical plan coverage, which such monthly payment shall cease to be paid upon the Company obtaining a medical coverage plan for its employees;

(ii)	All rights and benefits for which Executive is otherwise eligible under any pension plan profit-sharing plan, dental, disability, or insurance plan or policy or other plan or benefit that the Company or its affiliates may provide (provided Executive is eligible under applicable law) for employees of the Company generally, as from time to time in effect, during the term of this Agreement;

(iii)	An automobile allowance for Executive in the amount of $750 per month; and

(iv)	Executive shall be eligible for four (4) weeks annual paid vacation during each year of the Term. Any vacation days not taken in a one (1) year period during the Term shall accrue and shall carry over to the subsequent year, provided that Executive may take up to a maximum of six (6) weeks’ annual paid vacation in a one (1) year period during the Term.

(d) Equity Awards. During the Term, the Executive shall be entitled to receive, subject to approval by the Board, equity incentive grants, such as common stock or stock options of the Company: (i) commensurate with the Executive’s position and performance, and (ii) reflective of the executive compensation plans that the Company has in place at such time.

5. Termination: This Agreement and all obligations hereunder except the obligations contained in sections 4, 7, 8, and 9 (Additional Benefits, Confidential Information and Noncompetition and Non-Solicitation) which shall survive any termination hereunder shall terminate upon the earliest to occur of any of the following:

(a) Expiration of Term: The expiration of the Term provided for in Section 1 herein.

(b) Death or Disability of Executive: The “Total Disability” of Executive for the purposes of this Agreement shall be defined as, the Executive has failed to perform his regular and customary duties to the Company for a period of 180 days out of any 360-day period as determined by a medical expert appointed by the Company’s disability insurance carrier, who will examine the Executive. The Executive hereby consents to such examination and consultation regarding his health and ability to perform as aforesaid. If Executive shall become subject to a Total Disability, Executive’s employment may be terminated by written notice from the Company to Executive.

(c) For Cause or Without Good Reason: The Company may terminate Executive’s employment and all of Executive’s rights to receive the Base Salary and Bonuses hereunder for Cause upon the resignation of Executive without Good Reason. For purposes of this Agreement, the term “Cause” shall be limited to the willful commission of a felony or other act of moral turpitude, which directly and demonstrably causes material, tangible harm to the Company. “Good Reason” shall be defined as the (i) demotion of Executive from the position of Chief Financial Officer; (ii) A material diminution by the Company in the Employee’s authority, duties, or responsibilities from those specified in Section 3, (iii) the Executive ceasing to communicate or report to the Board, (iv) without the consent of Executive, any attempt to decrease Executive’s Base Salary or Bonuses; (v) any breach of this Agreement by the Company; and (vi) a change by the Company of the principal location at which the Executive is required to perform his duties for Company to a new location that is outside of Parker, Colorado, without the Executive’s consent

Notwithstanding the foregoing, Executive should not be terminated for Cause pursuant to this section 5(c) unless and until executive has received notice of a proposed termination for Cause an Executive has had an opportunity to be heard before at least the majority of the members of the Board. Executive shall be deemed to have had such opportunity is given written or telephonic notice at least 72 hours in advance of the meeting. The initial determination that Cause exists shall be made by the Board.

(d) Without Cause or With Good Reason: Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Executive’s appointment with the Company with or without Cause, and Executive shall have the right to resign with or without Good Reason, at any time. If the Company terminates Executive without Cause or Executive resigns for Good Reason then the Company shall: (A) within 10 days of such termination or resignation make an immediate lump sum payment to Executive in the amount of (i) two (2) times the then-applicable Base Salary, subject to withholding required by applicable law, and (ii) Base Salary and Bonuses for the remainder of the Term (based on the assumption that the Company would achieve all performance targets for all Bonuses), (B) provide the Additional Benefits provided for under Section 4 for the remainder of the Term, (C) full vesting of any stock options, restricted stock or other equity or equity-related incentives, e.g. SARs, then held by the Executive, and (D) a cash “gross up” payment equal to the aggregate amount of federal, state and local taxes resulting from the other payments made to Executive under this Section 9(d), assuming an aggregate incremental tax rate of 39%. The present value of the aggregate unpaid Base Salary and Bonuses shall be determined using the then applicable federal rate under the Internal Revenue Code.

(e) Change in Control: Termination of the Executive’s appointment with the Company as a result of, or in connection with, a Change in Control shall be treated as a termination without Cause, entitling the Executive to the compensation and other benefits provided for in Section 5(d), provided, however in no event shall such compensation as provided for in Section 5(d) be less than Executive’s total compensation during the year preceding the Change in Control. “Change in Control” shall mean the occurrence of any one or more of the following: (i) in any transaction or series of related transactions, the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale, issuance or other transfer of shares of common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company, or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constituted the members of the Board, no longer constitute the members of the Board at the end of such period.

6. Business Expenses: The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by him in connection with his duties under this Agreement. The Company understands that the Executive will maintain his primary residence elsewhere and any reasonable related travel fees incurred on behalf of Executive for business purposes, relating but not limited to corporate housing, business class hotel accommodations, business class airfare, and car rental will be reimbursed.

7. Confidential Information:

(a) The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by his in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his/her employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 7 shall survive the termination of the Executive’s employment hereunder for a period of one (1) year.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and. agreements relating to his employment, or termination thereof, with the Company.

8. Non-Competition and Non-Solicitation:

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and the Company and that its protection and maintenance constitutes a legitimate business interest of the Company and the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Company’s and its subsidiaries’ businesses are conducted worldwide, and that the territory and scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information, and to protect the goodwill and other legitimate business interests of the Company, its subsidiaries, affiliates and/or its clients or customers. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.

(b) The Executive hereby agrees and covenants that during the Term and the period thereafter provided below, he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (A) as a holder of less than five (5%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (B) as a limited partner or passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided, however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies):

(i) engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence. For purposes hereof, the term “Business” shall mean the sales and service of satellite voice and data equipment, and satellite-enabled voice, data, tracking and IoT connectivity services;

(ii) recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to anemployment agreement, for the purpose of competing with the Business of the Company;

(iii) attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the Business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the Business of the Company for such customer, or have any ·discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or

(iv) interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

With respect to the activities described in subparagraphs (i), (ii), (iii) and (iv) above, the restrictions of this Section 8 shall continue during the Term hereof and, upon termination of the Executive’s employment pursuant to Section 5 for a period of one (1) year thereafter.

9. Indemnification:

(a) Indemnification of Executive. To the fullest extent permitted by the Nevada Revised Statutes, the Company shall indemnify, hold harmless and advance expenses to the Executive, and shall reimburse the Executive for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) arising from or in connection with the Executive’s performance of his duties of employment under this Agreement. Such indemnification shall exclude, however, those claims for which it is proven that: (i) the Executive’s actions or failure to act constituted a breach of his or his fiduciary duties as a director or officer, and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law (each such claim an “Excluded Claim”).

(b) Defense of Claims. In the event that any action, suit or proceeding is brought against the Executive with respect to which the Company may have liability under this Section 9, the Company shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Executive; provided, however, that the Executive shall have the right to retain his or his own counsel, with fees and expenses paid by the Company, if representation of the Executive by counsel retained by the Company would be inappropriate because of actual or potential differing interests between the Company and the Executive. In connection with any action, suit or proceeding subject to this Section 9, the Company and the Executive agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. The Company shall not, without the prior written consent of the Executive, settle or compromise any action, suit or proceeding if such settlement or compromise does not include an irrevocable and unconditional release of the Executive for any liability arising out of such action, suit or proceeding.

10. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by his under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 7 or 8 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder and the Company shall have the right to assign this Agreement in the event of the consummation of a Change in Control transaction (provided that Executive does not exercise his termination rights with respect thereto), provided that the Company requires any successor entity or person to expressly assume, be bound by, and agree to perform the Company’s obligations under this Agreement and provides Executive with an instrument executed by any such successor entity or person confirming the foregoing.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company (it being understood that any equity incentive arrangements shall be governed by the terms of the documents for such equity incentive arrangements, provided that in the event of a conflict between this Agreement and the terms of the documents for such equity incentive arrangements, this Agreement will control and govern)supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company with respect thereto, and shall not be amended, modified or changed except by an instrument in writing executed by the Party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by any Party of any provision or condition to be performed hereunder shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time, unless the instrument of waiver expressly provides otherwise.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties hereto and their respective successors, heirs, beneficiaries, personal representatives, and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, receipt acknowledged, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express), receipt acknowledged, to the Party at the addresses set forth below or to such other address as any Party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Nevada. The parties hereto shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties hereto are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each Party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Agreement. Whenever a Party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties hereto. The Party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted in the English language under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in Miami, Florida by a panel of three arbitrators: one arbitrator shall be appointed by each of the Executive and the Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction in the State of Nevada or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing Party in any arbitration in accordance with this Agreement shall be entitled to recover from the other Party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing Party to arbitrate the claim, dispute or controversy.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i) The Company shall maintain during the Term, Directors’ and Officers’ Professional Liability Insurance providing coverage to the Executive in amounts customary for public companies of the same size and scope of operations as the Company.

(j) The Executive and the Company acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Company agree that the severance payments described herein are intended to be excepted from compliance with Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4). In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

Notices:

If to the Company:

Orbsat Corp.

18851 NE 29th Avenue, Suite 700

Aventura, FL 33180

Attention: Board of Directors

If to the Executive:

Thomas Seifert

22384 Quail Run Drive ORU

Parker, Colorado 80138

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Acknowledged and accepted:

COMPANY:

ORBSAT CORP.	Date:	____________

By:
Name:
Title:

EXECUTIVE:

THOMAS SEIFERT

Thomas Seifert	Date:	____________